Exhibit 10.4

XX, 20XX

Name

Street Address

City, State, Zip

Dear Name:

In order to encourage you to remain in the employ of the Company, this Agreement sets forth those benefits which the Company will provide to you in the event your employment with the Company (1) is Terminated without Cause during the term of this Agreement, or (2) you resign for Good Reason following a Change in Control under the circumstances described below.

SECTION A.                DEFINITIONS

1.             “Agreement” shall mean this letter agreement.

2.             “Average Annual Bonus” shall be the highest of (i) the most recent annual bonus paid to you, (ii) if your Date of Termination occurs after the end of the calendar year but prior to the payment of annual bonuses with respect to the prior year, the amount calculated as payable as your annual bonus pursuant to the bonus targets approved by the Board of Directors of the Company for such year compared to the actual performance of the Company for such year; or (iii) the average annual bonus paid to you in the three full calendar years preceding the Date of Termination.  If you have not been employed by the Company for three full calendar years prior to the Date of Termination, the average annual bonus for purposes of clause (iii) of this definition shall be a percentage of your highest annual salary in effect at any time during the term of this Agreement equal to the average percentage of annual base pay paid as an annual bonus to all executives of the Company at your Incentive Compensation level in the three calendar years preceding the Date of Termination.

3.             “Board” shall mean the Company’s Board of Directors.

4.             “Cause” shall occur hereunder only upon (A) the willful and/or continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Chief Executive Officer of the Company (“CEO”) which specifically identifies the manner in which the CEO believes that you have not substantially performed your duties, (B) the willful engaging by you in gross misconduct materially and demonstrably injurious to the Company including, without limitation, a violation of the Company’s Code of Business Conduct in effect from time to time, or (C) your conviction of or the entering of a plea of nolo contendere to the commission of a felony.  For purposes of this paragraph, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

5.             “Change in Control” shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation, merger, or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the

Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) at any time during a period of two (2) consecutive years, “Continuing Directors” shall cease for any reason to constitute at least a majority of the Board.  For such purpose, “Continuing Directors” shall be directors who were in office at the beginning of such two year period and new directors whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Continuing Directors then in office.

6.             “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended.

7.             “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

8.             “Company” shall mean Arch Coal, Inc. and any successor to its business and/or assets which executes and delivers the agreement provided for in Section F, paragraph 1 hereof or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

9.             “Competitive Activity” shall have the meaning as set forth in Section D, paragraph 7.

10.           “Competitive Operation” shall have the meaning as set forth in Section D, paragraph 7.

11.          “Confidential Information” shall mean information relating to the Company’s, its divisions’ and Subsidiaries’ and their successors’ business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research, or product development, engineering records, computer systems and software, personnel records or legal records.

12.          “Date Of Termination” shall mean: (A) if this Agreement is terminated for Disability, 30 days after the Notice of Termination is given by the Company to you (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30 day period), (B) if your employment is terminated for Good Reason by you, the date specified in the Notice of Termination, and (C) if your employment is Terminated for any other reason, the date on which a Notice of Termination is received by you unless a later date is specified.

13.          “Disability” shall occur if, as a result of your incapacity due to physical or mental illness, you shall have been absent from your duties with the Company for six consecutive months and shall not have returned to full-time performance of your duties within 30 days after written notice is given to you by the Company.

14.          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

15.          “Good Reason” shall mean:

(a)           without your express written consent, the assignment to you after a Change in Control, of any duties materially inconsistent with, or a significant, material diminution of, your position, duties, responsibilities or status with the Company immediately prior to a Change in Control;

(b)           a material reduction by the Company in your base salary in effect immediately prior to a Change in Control;

(c)           a relocation of your primary work location without written consent more than 50 miles from the work location in effect immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control; or

(d)           any breach by the Company of any material provision of this Agreement.

Notwithstanding the foregoing, your termination of employment shall not be a termination of employment Good Reason unless (i) such termination occurs within two years of the initial existence of the condition giving rise to such termination, (ii) you give notice to the Company of the condition giving rise to such termination within 90 days of its initial existence, and (iii) the Company does not cure the condition giving rise to such termination within the 30 day period beginning on the date it receives notice from you of such condition.

16.          “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

17.          “Person” shall have the meaning as set forth in Sections 13(d) and 14(d)(2) of the Exchange Act.

18.          “Qualifying Termination” shall mean the termination of your employment after a Change in Control while this Agreement is in effect, unless such termination is (a) by reason of your death or Disability, (b) by the Company for Cause, or (c) by you other than for Good Reason.

19.          “Significant Stockholder” shall mean any stockholder of the Company who, immediately prior to the Effective Date, owned more than 5% of the common stock of the Company.

20.          “Solicitation Activity” shall have the meaning as set forth in Section D, paragraph 7.

21.          “Specified Employee” shall mean a key employee (as defined in Code Section 416(i)(5)) determined in accordance with the meaning of such term under Code Section 409A and the regulations promulgated thereunder and the resolutions of the Board governing such determination.

22.          “Subsidiary” shall mean any corporation of which more than 20% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Company, by the Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

23.          “Termination” or “Terminated” shall mean a “separation from service” within the meaning of Code Section 409A.

SECTION B.                TERM AND BENEFITS

This Agreement shall be in effect for a period of one year from the date you accept this Agreement and shall automatically renew for successive one year periods unless terminated by either party by at least one year advance written notice prior to the commencement of the next succeeding one year period at which time the Agreement shall terminate at the end of the next succeeding one year period.  During the term of employment hereunder, you agree to devote your full business time and attention to the business and affairs of the Company and to use your best efforts, skills and abilities to promote its interests.

In the event of your retirement, at your election or in accordance with the Company’s generally applicable retirement policies, as in effect from time to time, this Agreement shall automatically terminate, without additional notice to you, as of the effective date of your retirement.  Notwithstanding the first sentence of this paragraph and the first sentence of this Section B, if a Change in Control should occur while you are still an employee of the Company and while this Agreement is in effect, then this Agreement shall continue in effect from the date of such Change in Control for a period of two years.  Prior to a Change in Control, your employment may be terminated by the Company for Cause at any time pursuant to a Notice of Termination.  In such event, you shall not be entitled to the benefits provided hereunder.  No benefits shall be payable hereunder unless your employment is terminated without Cause or there shall have been a Change in Control and your employment by the Company shall thereafter terminate in accordance with Section D hereof.

SECTION C.                TERMINATION PRIOR TO CHANGE IN CONTROL

1.             Compensation Prior to a Change in Control.  If you are Terminated by the Company without Cause during the term of this Agreement and prior to a Change in Control, you shall be entitled to the following:

(a)           A single lump sum payment equal to the higher of:  (1) your annual salary immediately prior to your Date of Termination, or (2) your highest annual salary during the three fiscal years preceding the fiscal year in which your Date of Termination occurs.

(b)           To the extent you are covered thereunder on the Date of Termination, a single lump sum payment equal to the product of (i) 12 and (ii) the monthly COBRA rate in effect from time to time for your and your eligible dependents’ coverage under the Company’s health plans.  Upon your Termination, you and any covered dependents shall be entitled to elect to continue participation in the Company’s health plans in accordance with COBRA and the otherwise applicable terms of such plans, including terms relating to payment of COBRA premiums or retiree medical contributions, if eligible and timely elected.

(c)           A single lump sum payment equal to the product of (i) 12 and (ii) the monthly premium rate applicable upon conversion of your non-optional Company-group life insurance to individual coverage at the rate applicable to the converted policy assuming timely application to the insurance company for conversion and, if you have not timely applied for conversion, then at the group rate on the Date of Termination.

(d)           If and when payments are made, payment in cash of any pro-rata portion (up through your Date of Termination) of any amounts you would have received under the Company’s performance unit/share plans, Annual Incentive Compensation Plan, and any other similar executive compensation plan in which you were a participant immediately prior to your Date of Termination.

(e)           A single lump sum payment in cash equal to your Average Annual Bonus.

(f)            To the extent you are participating thereunder on the Date of Termination, a single lump sum payment equal to the sum of (A) the Company matching contribution you would have received under the Company’s thrift plan and nonqualified deferred compensation plan as if you had been contributing the same percentage of your eligible compensation under such plans as in effect on your Date of Termination during the 12-month period following your Date of Termination and (B) the annual cash balance credit amount you would have received under the Company’s cash balance plan and nonqualified supplemental retirement plan during the 12-month period following your Date of Termination.  For purposes of this calculation, payments made pursuant to paragraph 1(a) and 1(e) hereof shall be deemed includable compensation under these plans to the same extent as if you had remained an active employee of the Company and the payments were made for base salary and annual bonus, respectively, during the period following your Date of Termination.

(g)           To the extent you had elected to receive such services prior to the Date of Termination, financial counseling services shall be provided to you in accordance with the Company’s financial counseling services plan during the 12-month period following your Date of Termination; provided that, the maximum amount payable to the provider of such services shall not exceed $5,000.

(h)           Reasonable outplacement services, for a period not to exceed the 12-month period following your Date of Termination.

(i)            A single lump sum payment equal to the value of all unused, earned and accrued vacation as of your Date of Termination.

(j)            All unexpired, non-restricted stock options held by you under any Company stock option plan shall immediately vest as of your Date of Termination, and shall be exercisable, if at all, in accordance with the option agreements and plans granting such options to you.

However, in the event that your employment with the Company is Terminated during the term of this Agreement and prior to a Change in Control and such Termination is not a Termination without Cause (including, without limitation, termination by reason of your voluntary termination, retirement, death, or Disability), or if your employment is terminated for Cause during the term of this Agreement, you shall not be entitled to receive any benefits under this Agreement.

2.             Release.  In exchange for the benefits herein and as a condition to receiving any benefits under this Agreement, you agree to execute a release in substantially the form used by the Company on the Date of Termination, which completely releases the Company to the fullest extent permitted by law from all claims you may have against the Company on your Date of Termination except claims related to (a) claims for benefits to which you are entitled under this Agreement and (b) any applicable worker’s compensation or unemployment compensation, and return such executed release to the Company no later than 30 days after your Date of Termination.

3.             Payment of Benefits.  Unless otherwise provided in this Agreement or in the applicable compensation or stock option plan or program, all payments shall be made to you in a single lump sum within 60 days after your Date of Termination.  These benefits are in addition to all accrued and vested benefits to which you are entitled to under any of the Company’s plans and arrangements, including but not limited to, the accrued vested benefits to which you are eligible for and entitled to receive under any of the Company’s qualified and non-qualified benefit or retirement plans, or any successor plans in effect on your Date of Termination hereunder, except that if you are disabled on the Date of Termination so as to make you eligible to receive long-term disability benefits under a Company plan on or after that date, you will not receive the portion of the single lump sum payment described in Section C, paragraph 1(f)(i)(B).

4.             No Duty to Mitigate.  You shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by you as the result of employment by another employer after your Date of Termination, or otherwise.  Except as provided herein, the Company shall have no right to set off against any amount owing hereunder any claim which it may have against you.

SECTION D.                TERMINATION FOLLOWING CHANGE IN CONTROL

1.             Qualifying Termination.  If your termination is a Qualifying Termination, you shall be entitled to receive the payments and benefits provided in this Section.

2.             Notice of Termination.  Except as provided in Section F, paragraph 1, any termination of your employment following a Change in Control shall be communicated by written Notice of Termination to the other party hereto.  No termination shall be effective without such Notice of Termination.

3.             Compensation Upon Termination After a Change in Control.

(a)           If your termination is a Qualifying Termination, then the Company shall pay to you as severance pay (and without regard to the provisions of any benefit or incentive plan), in a lump sum cash payment, an amount equal to two times the higher of; (1) your annual salary immediately prior to your Date of Termination, or (2) your highest annual salary during the three fiscal years preceding the fiscal year in which your Date of Termination occurs or, if greater, the prior three fiscal years preceding the fiscal year in which the Change in Control occurs.

(b)           If your termination is a Qualifying Termination, in addition to the payments required by the preceding paragraph, you shall be entitled to the following:

(i)            To the extent you are covered thereunder on the Date of Termination, a single lump sum payment equal to the product of (i) 18 and (ii) the monthly COBRA rate in effect from time to time for your and any covered dependents’ coverage under the Company’s health plans.  Upon your Termination, you and any covered dependents shall be entitled to elect to continue participation in the Company’s health plans in accordance with COBRA and the otherwise applicable terms of such plans, including terms related to payment of COBRA premiums or retiree medical contributions, if eligible and timely elected.

(ii)           A single lump sum payment equal to the product of (A) 24 and (B) the monthly premium rate applicable upon conversion of your non-optional Company-group life insurance to individual coverage at the rate applicable to the converted policy assuming timely application to the insurance company for conversion and, if you have not timely applied for conversion, then at the group rate on the Date of Termination.

(iii)          Full payment in cash of any performance unit/share awards in existence on your Date of Termination less any amounts paid to you under the applicable performance unit/share plan upon a Change in Control pursuant to the provisions of such plan; plus any pro rata portion (up through your Date of Termination) of any amounts you would have received under the Company’s Incentive Compensation Plan and any other similar executive compensation plan in which you were a participant immediately prior to your Date of Termination.

(iv)          A single lump sum payment in cash of an amount equal to two times your Average Annual Bonus.

(v)           Reasonable outplacement services, for a period not to exceed two (2) years after your Date of Termination.

(vi)          To the extent you had elected to receive such services prior to the Date of Termination, financial counseling services shall be provided to you by a firm reasonably acceptable to you during the 24-month period following your Date of Termination; provided that, the maximum amount payable to the provider of such services shall not exceed $5,000.

(vii)         A single lump sum payment equal to the value of all unused, earned and accrued vacation as of your Date of Termination pursuant to the Company’s policies in effect immediately prior to the Change in Control.

(viii)        All unexpired stock options held by you under any Company stock option plan shall immediately vest as of your Date of Termination, and shall be exercisable, if at all, in accordance with the option agreements and plans granting such options to you.

(ix)          To the extent you are participating thereunder on the Date of Termination, a single lump sum payment equal to the sum of (A) the Company matching contribution you would have received under the Company’s thrift plan and nonqualified deferred compensation plan as if you had been contributing the same percentage of your eligible compensation under such plans as in effect on your Date of Termination during the 24-month period following your Date of Termination and (B) the annual cash balance credit amount you would have received under the Company’s cash balance plan and nonqualified supplemental retirement plan during the 24-month period following your Date of Termination.  For purposes of this calculation, payments made pursuant to paragraph 3(a) and 3(b)(iv) hereof shall be deemed includable compensation under these plans to the same extent as if you had remained an active employee of the Company and the payments were made for base salary and annual bonus, respectively, during the period following your Date of Termination.

4.             Release.  In exchange for the benefits herein and as a condition to receiving any benefits under this Agreement, you agree to execute a release in substantially the form used by the Company on the Date of Termination, which completely releases the Company to the fullest extent permitted by law from all claims you may have against the Company on your Date of Termination except claims related to (a) claims for benefits to which you are entitled under this Agreement and (b) any applicable worker’s compensation or unemployment compensation, and return such executed release to the Company no later than 30 days after your Date of Termination.

5.             Payment of Benefits.  Unless otherwise provided in this Agreement or in the applicable compensation or stock option plan or program, all payments shall be made to you within 30 days after your Date of Termination.  However, if such 30-day period begins in one calendar year and ends in another calendar year, you will receive the payments in the later calendar year to the extent such payments (or portion thereof) are nonqualified deferred compensation under Code Section 409A for which an exemption is not available. These benefits are in addition to all accrued and vested benefits to which you are entitled to under any of the Company’s plans and arrangements, including but not limited to, the accrued vested benefits to which you are eligible for and entitled to receive under any of the Company’s qualified and non-qualified benefit or retirement plans, or any successor plans in effect on your Date of Termination hereunder, except that if you are disabled on the Date of Termination so as to make you eligible for long-term disability benefits on or after that date, you will not be eligible for pension credits for two years from the Date of Termination and provided that, the payment described in paragraph 3(a) shall be made on the fifth day following your Date of Termination.  Notwithstanding the preceding sentence, the payment of the amounts described in paragraphs 3(a) and 3(b)(i), (ii), (iii), (iv), (vi) and (ix) (and any other payments or benefits under this Agreement which are nonqualified deferred compensation under Code Section 409A for which an exemption is not available) shall not be made until the day after the last day of the six-month period beginning on your Date of Termination if you are a Specified Employee, to the extent required to prevent the imposition of a tax under Code Section 409A.

6.             No Duty to Mitigate.  You shall not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section be reduced by any compensation earned by you as the result of employment by another employer after your Date of Termination, or otherwise.  Except as provided herein, the Company shall have no right to set off against any amount owing hereunder any claim which it may have against you.

7.             Competitive Activity and Solicitation Activity.  In consideration of the foregoing, you agree that if your employment is terminated during the term of this Agreement, then (i) during a period ending six months following your Date of Termination you shall not engage in any Competitive Activity and (ii) during a period ending one year following your Date of

Termination you shall not engage in any Solicitation Activity; provided, you shall not be subject to the foregoing obligation if the Company breaches a material provision of this Agreement.  If you choose to engage in any Competitive Activity or Solicitation Activity during that period, the Company shall be entitled to recover any benefits paid to you under this Agreement.  For purposes of this Agreement, “Competitive Activity” shall mean your participation, without the written consent of the General Counsel of the Company, in the management of any business operation of any enterprise if such operation (a “Competitive Operation”) engages in substantial and direct competition with any business operation actively conducted by the Company or its divisions and Subsidiaries on your Date of Termination.  For purposes of this paragraph, a business operation shall be considered a Competitive Operation if such business sells a competitive product or service which constitutes (i) 15% of that business’s total sales or (ii) 15% of the total sales of any individual subsidiary or division of that business and, in either event, the Company’s sales of a similar product or service constitutes (i) 15% of the total sales of the Company or (ii) 15% of the total sales of any individual Subsidiary or division of the Company.  Competitive Activity shall not include (i) the mere ownership of securities in any enterprise, or (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.  For purposes of this Agreement, “Solicitation Activity” shall mean your solicitation for employment or retention, hiring or retention, without the written consent of the General Counsel of the Company, of any person employed or retained by the Company on your Date of Termination or during the six months preceding your Date of Termination.

SECTION E.                PARACHUTE PAYMENT CUTBACK

Notwithstanding any other provision of this Agreement, if any payments or benefits in the nature of compensation pursuant to this Agreement or otherwise would in the aggregate result in you receiving a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then such payment or benefits shall be cut back to the minimum extent necessary to avoid an excise tax under Section 4999 of the Internal Revenue Code, but if and only if applying such cutback would result in you retaining a larger after-tax amount.  In determining the extent to which such payments or benefits would result in a parachute payment or such cutback is necessary, an appropriate portion of the cash payments under Section D shall be treated as reasonable compensation for Executive’s obligations pursuant to Section D.7.  The determination of such portion shall be by mutual agreement of you and the Company, or if requested by you, the determination will be made by a valuator mutually acceptable to you and the Company whose fees and expenses shall be paid by the Company.  If any payments or benefits are to be cut back, the payments and benefits to be paid latest in time shall be cut back first, and in the event that payments and benefits to be cut back are to be paid at the same time, non-cash payments and benefits shall be cut back [before] [after] cash payments.

SECTION F.                MISCELLANEOUS

1.             Assumption of Agreement.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of a material provision of this Agreement and shall entitle you to terminate your employment for Good Reason and receive the compensation in the same amount and on the same terms as you would be entitled pursuant to

Section D, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed your Date of Termination without a Notice of Termination being given.

2.             Confidentiality.  All Confidential Information which you acquire or have acquired in connection with or as a result of the performance of services for the Company, whether under this Agreement or prior to the effective date of this Agreement, shall be kept secret and confidential by you unless (a) the Company otherwise consents or (b) you are legally required to disclose such Confidential Information by a court of competent jurisdiction.  This covenant of confidentiality shall extend beyond the term of this Agreement and shall survive the termination of this Agreement for any reason.  If you breach this covenant of confidentiality, the Company shall be entitled to recover from any benefits paid to you under this Agreement its damages resulting from such breach.

3.             Employment.  You agree to be bound by the terms and conditions of this Agreement and to remain in the employ of the Company during any period following any public announcement by any Person of any proposed transaction or transactions which, if effected, would result in a Change in Control until a Change in Control has taken place.  However, nothing contained in this Agreement shall impair or interfere in any way with the right of the Company to terminate your employment for Cause prior to a Change in Control.

4.             Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the Center for Public Resources’ Model ADR Procedures and Practices, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the Company shall not be restricted from seeking equitable relief, including injunctive relief as set forth in paragraph 5 of this Section, in the appropriate forum. Any cost of arbitration will be paid by the Company.  In the event of a dispute over the existence of Good Reason or Cause after a Change in Control, the Company shall continue to pay your salary, bonuses and plan benefits pending resolution of the dispute.  If you prevail in the arbitration, the remaining amounts due to you under this Agreement are to be immediately paid to you.

5.             Injunctive Relief.  You acknowledge and agree that the remedy of the Company at law for any breach of the covenants and agreements contained in paragraph 2 of this Section and in Section D, paragraph 7 will be inadequate, and that the Company will be entitled to injunctive relief against any such breach or any threatened, imminent, probable or possible breach.  You represent and agree that such injunctive relief shall not prohibit you from earning a livelihood acceptable to you.

6.             Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.             Indemnification.  The Company will indemnify you to the fullest extent permitted by the laws of the State of Missouri and the existing bylaws of the Company, in respect of all your services rendered to the Company and its divisions and Subsidiaries prior to your Date of Termination.  You shall be entitled to the protection of any insurance policies the Company now or hereafter maintains generally for the benefit of its directors, officers and employees (but only to the extent of the coverage afforded by the existing provisions of such policies) to protect against all costs, charges and expenses whatsoever incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its divisions or Subsidiaries during your employment therewith.

8.             Further Assurances.  Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonably and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

9.             Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer(s) as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.  Any payments or benefits provided to you under this Agreement or paid or provided to you during your employment with the Company shall be subject to the clawback policy (if any) adopted by the Board from time to time to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

10.          Termination of other Agreements.  Upon execution by both parties, this Agreement shall terminate and shall replace all prior employment and severance agreements between you and the Company and its divisions or Subsidiaries and the terms hereof shall govern as if executed on the initial date of such prior employment and severance agreements.

11.          Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.          Legal Fees And Expenses.  Any other provision of this Agreement notwithstanding, the Company shall pay all legal fees and expenses which you may incur as a result of the Company’s contesting of the validity, enforceability or your interpretation of, or determinations under, any part of this Agreement.  The Company shall make payment of such reimbursement from time to time, but in no event later than the last day of the calendar year following the calendar year in which such expenses are incurred, provided you timely submit reasonable documentation of such expenses.  In the event you are not the prevailing party in any such contest, you must pay back any reimbursements made by the Company under this Section 13 within 30 days of final disposition of the contest.

14.          Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Missouri, without reference to its conflicts of law provisions.

15.          Agreement Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.

16.          Headings.  All Headings are inserted for convenience only and shall not affect any construction or interpretation of this Agreement.

If this Agreement correctly sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this Agreement which will then constitute our agreement on this matter.

Sincerely,

ARCH COAL, INC.

By:
Steven F. Leer
Chairman and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED as
of this day of , 20 .

Employee